Exhibit 18.1

May 15, 2012

Hawthorn Bancshares, Inc.

Lee’s Summit, Missouri

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Hawthorn Bancshares, Inc. and subsidiaries (the Company) for the three months ended March 31, 2012, and have read the Company’s statements contained in Note 1 to the consolidated financial statements included therein. As stated in Note 1, the Company changed its method of accounting for mortgage servicing rights to the fair value measurement method effective January 1, 2012 for all existing classes of servicing assets and liabilities. Consistent with ASC 860-50-35-3d, an entity may make an irrevocable decision to subsequently measure a class of servicing assets and servicing liabilities at fair value at the beginning of any fiscal year. The Company states that the newly adopted accounting principle is preferable in the circumstances because the fair value measurement method will produce financial information and results more directly aligned with the performance of mortgage servicing rights. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2011, nor have we audited the information set forth in the aforementioned Note 1 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP